Exhibit 10.4
JOINT VENTURE AGREEMENT

THIS AGREEMENT made the   24th    day of       March           , 2010

BETWEEN:
GLOBAL GOLD MINING LLC, a limited liability company incorporated under the laws of the State of Delaware and having its executive offices at 45 East Putnam Ave., Greenwich, CT 06830;

(hereinafter called “GGM”)

OF THE FIRST PART

AND:
CALDERA RESOURCES INC., a corporation incorporated under the laws of the Province of Québec and having its head office at 910 Peel St., 9th Floor , Montreal, Québec, H3C 2H8;

(hereinafter referred to as “CALDERA”)

OF THE SECOND PART

WHEREAS GGM and Caldera have entered into a letter agreement dated December 18, 2009 to form a Joint Venture for the financing, exploration and development of the rights, title and interest in the Marjan Mining Property in southwestern Armenia (the “Property” as defined below and in Appendix I ) subject to, and in consideration of, the terms of this Agreement;

WHEREAS the rights, title and interest for the Property have been transferred to Marjan Mining Company, a limited liability company incorporated under the laws of the Republic of Armenia (“Marjan RA”) (as indicated in the Transfer documents attached as Appendix II);

WHEREAS all the shares of Marjan RA are to be transferred to “Marjan-Caldera Mining LLC” which are to be held by Caldera and GGM in the proportions outlined in this Agreement;

WHEREAS GGM and Caldera agree to form a Joint Venture relating to the “Marjan-Caldera Mining LLC” and the Property on the terms of this agreement and the Appendices attached hereto, subject to the approvals of the TSX Venture Exchange, the respective boards of directors and the payments provided in s. 4.2 and s. 4.3 of this Agreement (the “Effective Date”)

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

FORMATION OF THE JOINT VENTURE

1.	Upon the Effective Date, the Joint Venture shall be created (herein called the “Joint Venture”) for the purpose of:

1.1.1.
establishing Marjan-Caldera Mining LLC, a limited liability company (the “LLC”) under the laws of the State of Delaware, USA, which will own all the shares of Marjan RA with an operating agreement (the “LLC Agreement”), which Caldera  and GGM are signing concurrently herewith, and a copy of which is attached hereto as Appendix III.

1.1.2.	exploring claims on the Property;

1.1.3.	bringing the Property or a portion thereof into Commercial Production;

1.1.4.	operating the Marjan Mine; and

1.1.5.	to engage in such other activities as may be considered by the parties to be necessary or desirable in connection with the foregoing.

2.	Caldera agrees to complete a bankable feasibility study on the Central Zone or otherwise spending up to US$3,000,000 on the Property.

3.
Commencing on the Effective Date, the interests of each of the parties in the shares of the Marjan-Caldera Mining LLC and the Property shall be as follows, until varied as provided for in this Agreement:

Caldera	55%
GGM	45%

4.	The Purchase Obligation

4.1.	Caldera is hereby obligated to purchase the balance of the rights, title and interest in the Property and the shares of the LLC and such right shall be exercised as follows:

4.2.	Caldera shall make a payment of $100,000 to be on or before March 30, 2010, subject to final approvals of this agreement by the TSX Venture Exchange;

4.3.	Caldera shall also issue 500,000 shares to GGM, subject to final approvals of this agreement by the TSX Venture Exchange;

4.4.	Caldera shall earn 100% title and interest in the Property and the shares of Marjan-Caldera Mining LLC by making the following payments:

•	September 30, 2010	$ 300,000
•	December 30, 2010	$ 300,000
•	March 30, 2011	$ 250,000

•	June 30, 2011	$ 250,000
•	September 30, 2011	$ 250,000
•	December 30, 2011	$ 250,000
•	March 30, 2012	$ 250,000
•	June 30, 2012	$ 250,000
•	September 30, 2012	$ 250,000
•	December 30, 2012	$ 500,000

4.5.	The Parties agree that Caldera shall have the right to prepay any of the amounts outlined above, in whole or in part, without penalty.

4.6.
The Parties acknowledge that Caldera shall raise the amounts payable, pursuant to this section 4, through  capital markets and the dates for payment may be delayed; any such delay will not constitute a default under this agreement, but rather, the payment dates shall be delayed by 30 days (the “Automatic Extension”) and payment shall be made at the expiration of the 30 day period or any Automatic Extension thereof. All payments shall be due and payable by December 30, 2012.

4.7.
A failure to pay on a timely basis shall cause the amounts outstanding to bear interest at a rate of 10% per annum, with interest payable quarterly.  Caldera shall then have the obligation to make all payments by December 30, 2014.

5.	NON-PERFORMANCE

In the event that Caldera does not, or is otherwise unable to, pursue this project and pay to Global Gold the amounts provided for hereunder, Caldera’s rights to the Property and the shares of Marjan-Caldera Mining LLC shall be forfeited and replaced by a Net Smelter Royalty (the “NSR”) to be calculated as follows:

In the event that (i) any of the amounts as outlined in section 2 above have been paid to GGM, and (ii) Caldera shall have spent on the Property,  an amount of US$1,000,000 then Caldera shall have earned a right to a NSR on the Property equal to .5% for each tranche of US $1,000,000 (the “Caldera NSR”) and upon transfer of the shares of Marjan-Caldera Mining LLC which it then holds, Caldera shall be issued the Caldera NSR. The Caldera NSR shall be defined under the same terms as the NSR in Appendix IV.

The Caldera NSR may be repurchased from Caldera by GGM by paying to Caldera an amount equal to the amounts spent by Caldera as outlined in this section.

6.	OPERATOR

Caldera shall act as the Operator under this Agreement and as such, subject to the discretion and control of the Management Committee, shall have full right, power and authority to do everything necessary or desirable to carry out the purposes of the parties in connection with this Agreement. Caldera, as of the Effective Date, shall be solely responsible for all insurance, government charges, costs and obligations associated with holding the license and conducting operations related to the Property. In addition, subject to the terms of section 10 hereof, Caldera and its representatives and consultants shall have complete access to the core shack to review, examine, sample core and samples from the Property, including the right to remove such core or samples for testing.

7.	ARBITRATION

7.1.
Any disagreement, dispute or controversy (hereinafter collectively called a “dispute”) between the parties with respect to any matter arising under this Agreement or the construction hereof, will be determined by a single arbitrator to be appointed by the parties hereto.

7.2.
Any party may refer any such matter to arbitration by written notice to the others and, within ten (10) days after receipt of such notice, the parties will agree on the appointment of an arbitrator.  No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

7.3.
If the parties cannot agree on a single arbitrator as provided in paragraph 7.1, or if the person appointed is unwilling or unable to act, either party may apply to a judge of a New York court of competent jurisdiction to appoint an arbitrator.

7.4.
Except as specifically provided in this article 7, an arbitration hereunder shall be conducted in accordance with the rules of the Commercial Arbitration Rules (including the Optional Rules for Emergency Measures of Protection) of the American Arbitration Association.  The arbitrator shall fix a time and place in New York, New York for the purpose of hearing the evidence and representations of the parties and the arbitrator shall preside over the arbitration and determine all questions of procedure not provided for under such rules or this article 7.

7.5.
After hearing evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same in writing and deliver one copy thereof to each of the parties.  The decision of the arbitrator will be made within forty-five (45) days after his appointment, subject to any reasonable delay due to unforeseen circumstances.  The expense of the arbitration shall be paid as specified in the award.  The parties agree that the award of the single arbitrator shall be final and binding upon each of them and shall not be subject to appeal and may be entered in any court having jurisdiction.

8.	ASSIGNMENT OF INTEREST

Other than as provided under the exercise of the right to purchase by Caldera, no assignments of interest are permitted by the Parties, save and except with the express consent of the other party.

9.	AREA OF COMMON INTEREST

During the subsistence of this Agreement, no acquisition, directly or indirectly, of any right to or interest in, or any right to receive proceeds of production from, any mining claim, license, lease, grant, concession, permit, patent, or other form of mineral tenure, regardless of its proximity to the Property, shall be included in or hereafter form part of the Property, nor shall it be subject to the terms of this Agreement.

10.	INFORMATION AND DATA

At all times during the subsistence of this Agreement, the duly authorized representatives of each Participant shall, at its and their sole risk and expense, during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the Operator, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

All information and data concerning or derived from the operations on the Property shall be kept confidential and, except to the extent required by law or by regulation of any securities commission or stock exchange, shall not be disclosed to any person without the prior written consent of all the Participants, which consent shall not unreasonably be withheld.

Each party hereto shall consult with the other party prior to issuing any press release or other public statement with respect to the Property or the activities of the parties with respect thereto and the disclosing party shall use its best efforts to give to the other party not less than 24 hours prior notice of such press release including a draft of the content of such press release or public announcement.

11.	FORCE MAJEURE

Notwithstanding anything herein contained to the contrary, if any Participant is prevented from or delayed in performing any obligation under this Agreement, and such failure is occasioned by Force Majeure, excluding only lack of finances, then, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect.

Any party hereto claiming suspension of its obligations as aforesaid shall promptly notify the other parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able to do and as soon as possible; provided that the terms of settlement of any labour disturbance or dispute, strike or lockout shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof; and that party shall not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike, or lockout solely to remedy or remove the force majeure thereby constituted.

The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Operator from its obligations to keep the Property in good standing.

12.	NOTICE

All invoices, notices, consents and demands under this Agreement shall be in writing and may be delivered personally or sent by fax or prepaid overnight courier to the address of each party set out herein.  Any notice delivered or sent by fax or prepaid overnight courier shall be deemed to have been given and received on the business day next following the date of delivery.

13.	WAIVER

 No waiver, express or implied, by any party to, or any breach by any other party of any or all of its obligations under this Agreement shall be valid and binding unless evidenced in writing. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

14.	AMENDMENTS

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  Any amendment or variation of this Agreement shall be in writing dated subsequent to the Effective Date and duly executed by each of the parties.

15.	TERM

Unless earlier terminated by agreement of all parties having an Interest or as a result of one party acquiring a one-hundred percent (100%) Interest, the Joint Operation and this Agreement shall remain in full force and effect for so long as any party has any right, title or Interest in the Property.  Termination of this Agreement shall not, however, relieve any party from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

16.	TIME OF ESSENCE

Time is of the essence of this Agreement.

17.	SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

18.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to conflict of law principles.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first above written.

GLOBAL GOLD MINING LLC

/s/ Van Krikorian
Authorized Signing Officer

CALDERA RESOURCES INC.

/s/ Vasilos Mavridis
Authorized Signing Officer

ACKNOWLEDGEMENT

The following acknowledge and agree to abide by the terms of this JOINT VENTURE AGREEMENT and the rights accorded to Marjan-Caldera Mining LLC hereunder.

MARJAN MINING COMPANY

/s/ Ashot Boghossian
Authorized Signing Officer

MARJAN-CALDERA MINING LLC

/s/ Vasilos Mavridis
Authorized Signing Officer

GUARANTEE

The undersigned Global Gold Corporation agrees to abide by the terms of this agreement for itself and its subsidiaries, and specifically guarantees the obligations of its wholly-owned subsidiary Global Gold Mining LLC.

GLOBAL GOLD MINING LLC

/s/ Van Krikorian
Authorized Signing Officer

APPENDIX I

PROPERTY

Exhibit A

Excerpts from GGM 10K filing April 15, 2009, pg 5

The Marjan mining property is located in Southwestern Armenia, along the Nakichevan border in the Syunik province.

This property was previously explored during the Soviet era.

On April 28, 2008, the Company was issued a twenty-five year “special mining license” for the Marjan property effective April 22, 2008 and expiring April 22, 2033 which expands the prior license term and substantially increases the license area from approximately 1,400 acres to approximately 4,800 acres.

Excerpt from field report by Ricardo Valls, P.Geo. , December 9, 2009

The Marjan Project consists of one license of 18.5 km2, as shown in Fig. 2. Table 1 shows the coordinates of the limits of the license, UTM zone WGS 84 URSS.

       Table 1. UTM limits of the Marjan project.

Point	UTM E	UTM N	H
1	8572200	4366800	2480
2	8574500	4363800	2100
3	8575300	4360900	2060
4	8572600	4360000	2300
5	8570000	4364600	2600

APPENDIX II
Marjan Mining Limited Liability Company
Property Transfer Documents

APPENDIX III
MARJAN-CALDERA MINING LLC AGREEMENT

MARJAN-CALDERA MINING COMPANY, LLC LIMITED LIABILITY COMPANY AGREEMENT Dated March 15, 2010

THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNTIL THE MANAGERS HAVE RECEIVED A FAVORABLE OPINION FROM LEGAL COUNSEL ACCEPTABLE TO THE MANAGERS, TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER SUCH LAWS.  ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS, WHICH ARE SET FORTH HEREIN.

Table of Contents

Article 1 General		1

1.1	Limited Liability Company Agreement	1
1.2	Certificate of Formation	1
1.3	Name	1
1.4	Principal Place of Business	2
1.5	Names of Members	2
1.6	Term of Existence	2
1.7	Duties of Members	2
1.8	Liability of Members	2
1.9	Duties of Managers	2
1.10	Liabilities of Managers	2
1.11	Other Ventures; Time and Attention	3

Article 2 Definitions		3

Article 3 Purpose and Character of the Business		6

Article 4 Members; Meetings; Acts		7

4.1	Place and Time of Meetings	7
4.2	Regular Meetings	7
4.3	Special Meetings	7
4.4	Notices of Meetings	7
4.5	Waiver of Notice	7
4.6	Proxies	7
4.7	Quorum; Adjourned Meetings	7
4.8	Conference Communications	8
4.9	Organization	8
4.10	Order of Business	8
4.11	Voting	8
4.12	Written Action	8
4.13	Certain Actions	8

Article 5 New Members; Percentage Interests; Certificates		9

5.1	Admission of New Members	9
5.2	Issuance of Percentage Interests	9
5.3	No Certificates for Percentage Interests	9

Article 6 Management and Operation of Company Business		10

6.1	Authority of the Members	10
6.2	Board of Managers	10
6.3	Number; Qualification; Term of Office; Vote	10
6.4	Initial Board	10
6.5	Place of Meetings	10

6.6	Regular Meetings	10
6.7	Special Meetings	10
6.8	Meetings Held Upon Member Demand	10
6.9	Adjournments	11
6.10	Notice of Meetings	11
6.11	Proxies	11
6.12	Quorum	11
6.13	Absent Members	11
6.14	Conference Communications	11
6.15	Acts of Managers	12
6.16	Written Action	12
6.17	Committees	12
6.18	Compensation	12
6.l9	Removal	12

Article 7 Indemnification		12

7.1	General	13
7.2	No Member Liability	13
7.3	Settlements	14
7.4	Insurance	14
7.5	Amendments	14

Article 8 Transfers		14

8.l	Registration Transfer and Exchange
8.2	Restriction on Transfers
8.3	Transfer by Legal Process	14
8.4	Conditions to Permitted Transfers
8.5	Resignation	16

Article 9 Books of Account; Reports and Fiscal Matters		16

9.1	Books; Place; Access	16
9.2	Financial Information	16
9.3	Tax Information	16
9.4	Tax Elections and Accounting	16
9.5	Tax Matters Partner	16
9.6	Required Records	17

Article 10 Capital		17

10.1	Initial Capital Contributions	17
10.2	No Right to Return of Contribution	17
10.3	Additional Capital Contributions	17
10.4	Loans to the Company; No Interest on Capital	17
10.5	Creditor's Interest in the Company	17
10.6	Capital Accounts	18

Article 11 Allocation of Profits and Losses		18

11.1	Capital Account Allocations	18
11.2	Tax Allocations	19
11.3	Tax Credits	19
11.4	Code Section 704(c) Allocations	19
11.5	Varying Interests During Fiscal Year	19

Article 12 Distributions		19

12.1	Distributions	19
12.2	Distributions for Tax Liabilities	19
12.3	Limitations on Distributions	20

Article 13 Dissolution and Liquidation		20

13.1	Events Causing Dissolution	20
13.2	Liquidation and Winding Up	20
13.3	No Deficit Restoration Obligation	21

Article 14 Amendment		21

Article 15 Representations Warranties of the Members		21

15.1	Representations and Warranties of the Members	21

Article 16 Miscellaneous Provisions		22

16.1	Entire Agreement	22
16.2	Counterparts	23
16.3	Severability	23
16.4	Successors and Assets	23
16.5	Notices	23
16.6	Headings	23
16.7	References	23
16.8	Governing Law	23
16.9	Third Party Benefit	23
16.10	Additional Actions and Documents	23
16.11	Specific Performance	23
16.12	Waiver of Partition	24
16.13	Pronouns	24
16.14	Arbitration	24

Exhibit 1		25

Schedule A		26

LIMITED LIABILITY COMPANY AGREEMENT
OF
MARJAN-CALDERA MINING COMPANY, LLC

This LIMITED LIABILITY COMPANY AGREEMENT is made by and between the Persons named on Schedule A (such Persons are referred to collectively as the "Members" and individually as a "Member") as of March 15, 2010.

WHEREAS, the undersigned have caused the formation of Marjan-Caldera Mining Company, LLC, a Delaware limited liability company (the "Company"), of which the undersigned constitute all of the initial Members; and

WHEREAS, the Delaware Limited Liability Company Act (the “Act”) provides that the members of a limited liability company may enter into a limited liability company agreement to establish or regulate the affairs of the limited liability company, the conduct of its business and the relations of its members; and

WHEREAS, each of the undersigned desires to enter into such an agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which the Members acknowledge, the Members agree as follows:

Article 1
General

1.1           Limited Liability Company Agreement. The Members agree that this Agreement constitutes the "limited liability company agreement" of the Company within the meaning of Section 16-101(7) of the Act, that it shall be effective as of the date of the filing of the Certificate of Formation in the office of the Secretary of State (the "Effective Date") and that it shall govern the rights, duties and obligations of the Members, except as otherwise expressly required by the Act.  The members further agree that the Company is formed pursuant to their Joint Venture Agreement dated as of March 15, 2010.

1.2           Certificate of Formation. The Members adopt, approve and ratify the execution and filing in the office of the Secretary of State of the State of Delaware of the certificate of formation of the Company, (the "Certificate of Formation"), in the form which is attached as Exhibit 1, and acknowledge, approve and ratify the designation of each of them as an "authorized person" of the Company for executing and filing the Certificate of Formation as contemplated by Section 16-201(a) of the Act.

1.3           Name. The name of the Company shall be and the business shall be conducted under the name of "Marjan-Caldera Mining Company, LLC” or under such other name or names as the Board of Managers may determine. The Board of Managers is authorized to execute and deliver or file such documents and to take such actions as it may consider advisable to permit the Company to use and to ensure the Company's right to use such name or names.

1.4           Principal Place of Business. The location of the principal place of business of the Company shall be such place as the Board of Managers may from time to time determine (the "Principal Office"). The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware or the United States as the Board of Managers deems advisable. The Board of Managers is authorized and directed to execute and deliver or file such documents and to take such actions as it may consider advisable to permit the Company to conduct its business in such states.

1.5           Names of Members. The names of the Members are as set forth on Schedule A.

1.6           Term of Existence. The Company shall be formed as of the time of the filing of the Certificate of Formation in the Office of the Secretary of State of Delaware and its term of existence shall be perpetual, unless earlier terminated, dissolved or liquidated in accordance with the provisions of this Agreement.

1.7           Duties of Members. The only duties of the Members to the Company or to each other in respect of the Company shall be those established in this Agreement, and there shall be no other express or implied duties of the Members to the Company or to each other in respect of the Company.

1.8           Liability of Members. Except as otherwise provided in the Act, no Member, as such, shall have any personal liability whatsoever to the Company, any of the other Members or any of the creditors of the Company for the debts, liabilities, contracts or other obligations of the Company or any of the Company's losses beyond, with respect to a Member, such Member's Capital Contribution and, solely to the extent and for the period required by applicable law, the amount of such Member's Capital Contribution which is returned to it.

1.9           Duties of Managers. Except as otherwise specifically provided in this Agreement, each Manager shall owe the same fiduciary duties to the Company and the Members as the directors of a corporation organized under the Delaware General Corporation Law owe to the corporation and its stockholders.

1.10           Liabilities of Managers. No Manager shall be personally liable to the Company or the Members for monetary damages for breach of fiduciary duty as a Manager except:

(a) for any breach of the Manager's duty of loyalty to the Company or the Members,

(b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or

(c) for any transaction from which the Manager derived an improper personal benefit.

No amendment to or repeal of this Section 1.10 shall apply to or have any effect on the liability or alleged liability of any Manager for or with respect to any acts or omissions of such Manager that occurred before such amendment or repeal.

1.11           Other Ventures; Time and Attention. The Members and Managers may, during the term of the Company, engage in and possess an interest for their respective accounts in other business ventures of every nature and description, independently or with others, and neither the Company nor any Member shall have any right in or to said independent ventures or any income or profits derived from said independent ventures. No Member or Manager shall be required to devote his, her or its full business time and attention to the affairs of the Company, unless such Person expressly agrees otherwise in this Agreement or another written agreement.

Article 2
Definitions

Unless the context otherwise specifies or requires, the terms defined in this Article 2 shall, for the purposes of this Agreement, have the meanings specified in this Article 2. Certain other capitalized terms are defined elsewhere in the Agreement. All defined terms may be used in the singular or the plural, as the context requires.

"Act" means the Delaware Limited Liability Company Act, as amended from time to time.

"Affiliate" means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person has a substantial beneficial interest, and (iv) any relative or spouse of the specified Person.

"Agreement" means this Limited Liability Company Agreement, as it may be amended or supplemented from time to time.

"Board of Managers" means the Board of Managers of the Company established pursuant to Article 6.
"Business Day" means any day except a Saturday, Sunday, or other day on which commercial banks in the location of the Principal Office are authorized or required by law to close.

"Capital Account" is defined in Section 10.6.

"Capital Contribution" means the amount of money or the fair market value of any property (as agreed by the Members as of the date of contribution) contributed to the Company by any Member.

"Code" means the U.S. Internal Revenue Code of 1986, as amended. Any reference in this Agreement to a Section of the Code shall be considered also to include any subsequent amendment or replacement of that Section.

"Company" means Marjan-Caldera Mining Company, LLC, the Delaware limited liability company formed pursuant to the filing of the Certificate of Formation and the terms of this Agreement.

"Effective Date" is defined in Section 1.1.

"Fiscal Year" means the 12-month accounting period of the Company used for federal income tax purposes ending on December 31 of each year or such other date as the Board of Managers may determine from time to time subject to the requirements of Code Section 706; it being understood that the Board of Managers may establish other "fiscal years" for financial reporting or any purpose other than federal income tax reporting.

"Indemnitee" is defined in Section 7.1(a).

"Interest" means all of the rights to which a Member or assignee in the Company is entitled as provided in this Agreement and under law, together with all of the obligations of such Member or assignee to comply with all of the terms and provisions set forth in this Agreement and under law.

"Manager" means a Person serving on the Board of Managers pursuant to Article 6.

"Members" means the Persons executing this Agreement until they cease to be Members and the Persons that are hereafter admitted to the Company as Members in accordance with this Agreement.

“Percentage Interest” means the percentage interest of each respective Member in the Company, initially as reflected on Schedule A annexed hereto, and as may be modified from time to time pursuant to this Agreement.

"Net Cash Flow" means the gross cash proceeds from Company operations (including the proceeds from loans to the Company, from sales and dispositions of property, and from all other cash items paid to the Company), including dividends, interest and royalties, if any, less the amount thereof used to acquire Company assets and payor establish reserves for all Company expenses, debt service payments, capital investments, payments of liabilities (direct or contingent), working capital requirements, capital improvements, repairs, replacements, expansions and contingencies, insurance premiums, or for any other purpose consistent with Article 3, all as determined by the Board of Managers.

"Permitted Transferee" means a transfer which meets the conditions set forth in Article 8.

"Person" means any natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, governmental agency, trust, estate, association, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

"Principal Office" is defined in Section 1.4.

"Profit” or “Losses” mean, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this paragraph shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this paragraph shall be subtracted from such taxable income or loss;

(iii) If the value of any Company asset is adjusted in compliance with Treasury Regulations Section 1.704-1 (b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the value of such property for Capital Account purposes notwithstanding that the adjusted tax basis of such property differs from such value;

(v) If the value of an asset for Capital Account purposes differs from its adjusted tax basis for federal income tax purposes, depreciation, amortization and other cost recovery deductions shall be taken into account in accordance with applicable Treasury Regulations, including Treasury Regulations Section 1.704-1 (b)(2)(iv)(g), in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses; and

(vii) Any items that are specially allocated by the Board of Managers to the Member's Capital Accounts pursuant to the provisions of Section 11.1 in order to cause the allocation of such items to be respected for federal income tax purposes shall not be taken into account in computing Profits and Losses.

"Reorganization" means (i) any consolidation or merger of the Company with or into any other Person, whether or not the Company is the surviving entity, (ii) any exchange or other transaction pursuant to which outstanding Percentage Interests are converted into other securities, property or money or (iii) any sale, transfer or other disposition of all or substantially all of the Company's assets in a single transaction or a series of related transactions. A dissolution or liquidation of the Company pursuant to Article 13 will not constitute a "Reorganization" within the meaning of this Agreement.

"Securities Act" is defined in Article 15

"TMP" is defined in Section 9.5.

"Transfer" means, with respect to a Member's Percentage Interests, whether the word is capitalized or not, the sale, assignment, transfer, withdrawal, mortgage, pledge, hypothecation, exchange or other disposition of any part or all of such Percentage Interests, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law or otherwise.

"Treasury Regulations" refers to the regulations promulgated by the United States Treasury Department under the Code. Any reference in this Agreement to a Section of the Treasury Regulations shall be considered also to include any subsequent amendment or replacement of that Section.

Article 3
Purpose and Character of the Business

The purpose and character of the business of the Company shall be to undertake and carry on any lawful business, purpose, or activity set forth in the Joint Venture Agreement between the initial Members concurrent herewith or otherwise permitted under the Act and approved by the Board of Managers.

Article 4
Members; Meetings; Acts

4.1           Place and Time of Meetings. Meetings of the Members may be held at such place and at such time as may be designated by the Board of Managers. In the absence of a designation of place, meetings shall be held at the Principal Office. In the absence of a designation of time, meetings shall be held at 10:00 a.m.

4.2           Regular Meetings. Regular meetings of Members may be held on an annual or other less frequent periodic basis as may be determined by the Board of Managers.

4.3           Special Meetings. Special meetings of the Members for any purpose or purposes shall be called by the Managers at the written demand of (a) any Manager, or (b) a Member or Members owning not less than a 10 Percentage Interest (10%) outstanding. Such demand shall state the purpose or purposes of the proposed meeting. Within ten days after receiving a proper demand to call a meeting, the Managers shall cause a meeting to be duly called on a Business Day determined by the Managers within 30 days after the date of receipt of such request. Business transacted at any special meeting shall be limited to the purpose or purposes stated in the demand.

4.4           Notices of Meetings. A written notice of each regular and special meeting of Members shall be given not less than ten nor more than 30 days before the date of such meeting to each Member. Every notice of a meeting of Members shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.

4.5           Waiver of Notice. Notice of any regular or special meeting may be waived either before, at or after such meeting in writing signed by the Member entitled to the notice. Attendance by a Member at a meeting shall constitute a waiver of notice of such meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

4.6           Proxies. Each Member may authorize another Person or Persons to act for him, her or it by proxy by an instrument executed in writing and filed with the Board of Managers. If any such instrument designates two or more Persons to act as proxies, any proxy may exercise all of the powers conferred by such written instrument unless the instrument shall otherwise provide. No proxy shall be valid for more than one year from the date of its execution. Subject to the above, any proxy may be revoked if an instrument revoking it or a proxy bearing a later date is filed with the Board of Managers.

4.7           Quorum; Adjourned Meetings. The presence, in person or by proxy, of all Members shall constitute a quorum for the transaction of business at any regular or special meeting of the Members. If a quorum is not present at a meeting, the Members present shall adjourn to such day as they shall agree upon by a vote of the Members present who hold a majority of the Percentage Interests held by the Members who are present. Notice of any adjourned meeting need not be given if the date, time and place thereof are announced at the meeting at which the adjournment is taken. At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present, the Members may continue to transact business until adjournment notwithstanding the withdrawal of enough Members to leave less than a quorum.

4.8           Conference Communications. To the fullest extent permitted under the Act, one or more Members may participate in a meeting by any means of communication through which all Members participating in the meeting may simultaneously hear each other during the meeting. For the purposes of establishing a quorum and taking any action at the meeting, Members participating pursuant to this Section 4.7 shall be deemed present in person at the meeting; and the place of the meeting shall be the place of organization of the conference telephone conversation or other comparable communication technique.

4.9           Organization. At each meeting of the Members, the individual chosen by the vote of the Members present who hold a majority of the Percentage Interests held by the Members who are present shall act as chair; and the Person whom the chair of the meeting shall appoint shall act as secretary of the meeting.

4.10           Order of Business. The items of business at each meeting of the Members shall be determined by the unanimous vote of the Members.

4.11           Voting.

(a) Each Member shall have one vote for each one Percentage Interest (1%) having voting rights registered in his, her or its name on the books of the Company. All questions at a meeting shall be decided by a majority vote of the Percentage Interests represented at the meeting at the time of the vote except where otherwise required by the Act or this Agreement.

(b) No Member shall have any cumulative voting rights.

4.12           Written Action. Any action that may be taken at a meeting of the Members may be taken without a meeting if done in writing and signed by all Members

4.13           Certain Actions. The Company shall not take any of the following actions without the unanimous vote or written consent of all the Members:

(a) Any Reorganization or bankruptcy proceeding under Article 13, or any other merger or consolidation to which the Company is a party or the acquisition of another material business or business entity by the Company in any forms;

(b) The authorization or issuance of any additional Percentage Interests as set forth in Section 5.2;

(c) The purchase by the Company of any Percentage Interest or an agreement to do so; provided, however, that the Member whose Percentage Interest is subject to purchase shall have no vote in such matter;

(d) The granting of any material lien, charge or encumbrance upon any of the Company's assets;

(e) The borrowing of money or the guaranteeing of the debt of another Person in any single or related transaction totaling $250,000;

(f) The admission of additional Members pursuant to Section 5.1;

(g) A distribution to Members that is not in proportion to the Members' respective Percentage Interests pursuant to Section 12.1; and

(h) The amendment of the Certificate of Formation or this Agreement pursuant to Article 14;

(i) The dissolution of the Company pursuant to Section 13.1(a);

(j) A decision not to distribute Net Cash Flow on an annual basis;

(k) Adoption of the annual operating and capital budgets; provided that in the event an annual budget is not adopted in a timely manner, the Managers shall continue to operate the Company on the basis of the last most recently adopted budget as reasonably modified by the Board of Managers to account for current circumstances.

Article 5
New Members; Percentage Interests; Certificates

5.1           Admission of New Members. The Members by their unanimous vote may from time to time admit additional Members to the Company in addition to transferees who are admitted as Members pursuant to Article 8.

5.2           Issuance of Percentage Interests. The Members by unanimous vote may issue additional Percentage Interests from time to time to existing or new Members. Percentage Interests may be issued for any consideration, including, without limitation, cash or other property, tangible or intangible, received or to be received by the Company or services rendered or to be rendered to the Company.

5.3           No Certificates for Percentage Interests. The Percentage Interests of the Company shall not be certificated unless otherwise determined by the Board of Managers.

Article 6
Management and Operation of Company Business

6.1           Authority of the Members. Except as otherwise expressly provided in this Agreement, no Member shall have any authority to act for, or to assume any obligations or responsibility on behalf of, or bind any other Member or the Company.  Each of the Members agrees that it shall not represent to any third party with whom such Member is in contact concerning the affairs or the business of the Company that such Member has any authority to act for, or to assume any obligations or responsibilities on behalf of, the Company unless expressly authorized by the Board of Managers.

6.2           Board of Managers. The business and affairs of the Company shall be managed by or under the authority of the Board of Managers, except as provided in Section 4.13 and as otherwise required by the Act or this Agreement.

6.3           Number; Qualification: Term of Office; Vote. The initial number of members of the Board of Managers shall be three (3) (each a "Manager").  Caldera Resources, Inc.  or the Member(s) succeeding to substantially all of its Percentage Interest shall be entitle to elect two (2) Managers, and Global Gold Mining, LLC or the Member(s) succeeding to substantially all or its Percentage Interest shall be entitled to elect one (1) Manager.  The number of Managers may be increased or decreased at any time, but only upon the unanimous vote of the Members. Each of the Managers shall hold office until such Manager's successor shall have been elected, by the respective Member as set forth above, or until the earlier death, resignation, removal or disqualification of such Manager. Each Manager shall have one vote in all matters to come before the Board of Managers.

6.4           Initial Board. The initial Board of Managers shall consist of the following individuals:

Vasilios Mavridis
Jacques Arsenault
Van Krikorian

6.5           Place of Meetings. Meetings of the Board of Managers shall be held at the Principal Office or at such other place as may be agreed by the Managers from time to time.

6.6           Regular Meetings. Regular meetings of the Board of Managers may be held on an annual or other periodic basis as may be determined by the Managers.

6.7           Special Meetings. A special meeting of the Board of Managers may be called for any purpose or purposes at any time by any Manager or by any Member who holds at least a 15 Percentage Interest (15%) and who shall demand such special meeting by written notice given to the Managers specifying the purposes of such meeting.

6.8           Meetings Held Upon Member Demand. Within five business days after the Managers receive a valid demand for a meeting of the Board of Managers from a Manager or Member, it shall be the duty of the Managers to cause a special or regular meeting of the Board of Managers, as the case may be, to be duly called and held on notice no later than five business days after receipt of such demand. If the Managers fail to cause such a meeting to be called and held as required by this Section 6.7, the Member or Members making the demand may call the meeting by giving notice as provided in Section 6.10 at the expense of the Company.

6.9           Adjournments. Any meeting of the Board of Managers may be adjourned from time to time to another date, time and place. If any meeting of the Board of Managers is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment.

6.10           Notice of Meetings. Unless otherwise required by law, written notice of each meeting of the Board of Managers, stating the date, time and place and, in the case of a special meeting, and the purpose or purposes, shall be given at least five days and not more than 30 days before the meeting to every member of the Board of Managers. A member of the Board of Managers may waive notice of the date, time, place and purpose or purposes of a meeting of the Board of Managers. A waiver of notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance. Attendance by a Manager at a meeting is a waiver of notice of that meeting, unless the Manager objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

6.11           Proxies. A Manager may cast or authorize the casting of a vote by filing a written appointment of proxy with the Board of Managers at or before the meeting at which the appointment is to be effective. Any copy of the original of such appointment may be filed in lieu of the original if it is a complete and legible reproduction of the entire original and the filing may be made by any means of transmission so long as the transmission contains information sufficient to determine that the Manager authorized such transmission.

6.12           Quorum. The presence of one (1) Manager representing each of the Members respectively constitutes a quorum for the transaction of business at each meeting of the Board of Managers.

6.13           Absent Members. A Manager may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Managers.  Such consent or opposition to a proposal shall constitute presence for purposes of determining the existence of a quorum, and such consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the member has consented or objected.

6.14           Conference Communications. To the fullest extent permitted under the Act, any or all of the Managers may participate in any meeting of the Board of Managers, or of any duly constituted committee thereof, by any means of communication through which the participating Managers may simultaneously hear each other during such meeting. For the purposes of establishing a quorum and taking any action at the meeting, Managers participating pursuant to this Section 6.14 shall be deemed present in person at the meeting; and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

6.15           Acts of Managers. The Board of Managers shall take action by the affirmative vote of a majority of the total number of Managers, and any such act shall be deemed to be the action of the Board of Managers for all purposes of this Agreement and the Act.

6.l6           Written Action. Any action which might be taken at a meeting of the Board of Managers, thereof, may be taken without a meeting if done in writing and signed by the number of Managers, or committee members, whose presence would constitute a quorum and whose approval would be sufficient to approve the action at a meeting of the Managers (or such committee) duly convened. When written action is taken by fewer than all Managers, the Board of Managers shall notify all Managers of the text and effective date of the action immediately. Failure to provide the notice does not invalidate the written action.

6.17            Compensation. Managers shall not be compensated by the Company for serving in such capacity, unless the Members, by unanimous vote, determine otherwise.  The Company shall bear the expenses, if any, incurred by each Manager's attendance at meetings of the Board of Managers and shall reimburse Managers for reasonable out-of-pocket expenses incurred in the course of providing services for the Company.

6.18           Removal. Any Manager may be removed from office at any time, with or without cause, by the vote of the Member electing him.

6.19           Officers. The Managers may designate persons, including themselves, to act as authorized representatives of the Company, with titles such as President, Vice President, Secretary or Treasurer, and may delegate such authority to said representatives as the Managers may deem necessary or appropriate.

Article 7
Indemnification, Insurance

7.1           General.

(a) To the fullest extent permitted by law, the Company shall indemnify, hold harmless and the Managers, and their respective Affiliates, directors, officers, employees, members, managers, partners, shareholders, assigns, representatives and agents (individually, an "Indemnitee") from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company if:

(i) The Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not contrary to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful,

(ii) The Indemnitee's conduct did not constitute gross negligence, intentional misconduct, a material breach of the terms of this Agreement or a knowing violation of law, and

(iii) The Indemnitee's conduct did not involve a transaction from which the Manager derived an improper personal benefit.

(b) An Indemnitee shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above or (iii) the Indemnitee has been advised by its counsel that representation of such Indemnitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that the Company shall, in connection with any such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Company, unless and only to the extent the Indemnitees have actual or potential differing interests with each other.

(c) To the fullest extent permitted by law and subject to Section 7.1 (b), expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Article 7 shall, from time to time, be advanced by the Company before the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount unless it is determined that such Indemnitee is entitled to be indemnified therefor pursuant to this Article 7. An Indemnitee shall not be denied indemnification in whole or in part under this Article 7 merely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Indemnitee satisfied the conditions set forth in Section 7.1(a).

7.2           No Member Liability. Any indemnification provided under this Article 7 shall be satisfied solely out of assets of the Company, as an expense of the Company.  No Member shall be subject to personal liability by reason of these indemnification provisions.

7.3            Settlements. The Company shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Company agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

7.4           Insurance. The Company may provide “directors and officers” liability insurance for the Managers in such amounts and with such other terms and conditions as are reasonable for a Company of its size engaged in its field of endeavor.

7.5           Amendments. Any amendment of this Article 7 shall not adversely affect any right or protection of an Indemnitee who was serving at the time of such amendment or repeal, and such rights and protections shall survive such amendment or repeal with respect to events that occurred before such amendment or repeal.

Article 8
Transfers

8.1           Registration, Transfer and Exchange. The Company shall keep at the Principal Office an original copy of this Agreement in which the Board of Managers shall reflect all transfers of outstanding Percentage Interests on successive amendments of Schedule A that are made pursuant to Article 14; provided, however, that the Board of Managers shall not reflect on Schedule A any transfer that is not made in compliance with this Article 7. The Company may treat any Person in whose name Percentage Interests are recorded on Schedule A to this Agreement as the absolute owner of such Percentage Interests. The Board of Managers shall deliver a copy of each amendment of Schedule A to each Member promptly after each amendment.

8.2           Restriction on Transfers. In addition to any restrictions imposed by the federal securities laws and any applicable state securities or "blue-sky" laws, no Member may transfer all or any part of any Percentage Interest, whether for consideration or not, and no transferee thereof shall have any rights in the Company or be or have any rights as a Member with respect to all or any part of any such Percentage Interest attempted to be transferred, and any such attempted transfer of all or any part of a Percentage Interest shall be entirely null and void, unless (a) the transferee is a business entity under control of, or with common control with , an existing Member or (b) Members holding at least a majority of the Percentage Interests that are held by non-transferring Members consent to the transfer and the admission of such transferee as a Member and (c) the transferor and the transferee comply with the provisions of Section 7.4.

8.3           Transfer by Legal Process. Upon any involuntary transfer of all or any portion of the Percentage Interest of a Member pursuant to a levy of execution, foreclosure of pledge, garnishment, attachment, divorce decree, bankruptcy or other legal process (or by operation of law resulting from the death, disability, liquidation, dissolution or winding-up of a Member), such Member shall cease to be a Member with respect to any Percentage Interest so transferred, and the transferee shall have no right to become a Member or vote in any Company matters unless admitted by the affirmative vote of Members who hold at least a majority of the Percentage Interests (other than the Percentage Interest so transferred), and subject to compliance with the provisions of Section 7.4. If the transferee does not become a Member, the transferee shall be merely an assignee with the rights described in Section 16-702(b) of the Act.

8.4           Conditions to Permitted Transfers. No transfer otherwise permitted by any provisions of this Agreement shall be valid unless and until the following conditions are satisfied (any of which may be waived by the Board of Managers in its discretion):

(a) The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such transfer and confirm the agreement of the transferee to be bound by the provisions of this Agreement; provided, however, that in the case of a transfer of Percentage Interests at death or involuntarily by operation of law, the transfer shall be confirmed by presentation to the Company of legal evidence of such transfer, in form and substance satisfactory to counsel of the Company.

(b) Except in the case of a transfer of Percentage Interests at death or involuntarily by operation of law, where no opinion of counsel is required, the transferor shall furnish to the Company an opinion of counsel, which counsel and opinion shall be satisfactory to the Company, to the effect that:

(i) The transfer will not cause the Company's status as a partnership to terminate for federal income tax purposes under Code Section 707 or cause the Company to be treated as a "publicly traded partnership" within the meaning of Code Section 7704;

(ii) The transfer is exempt from all applicable registration requirements and such transfer will not violate any applicable federal and state laws regulating the transfer of securities; and

(iii) The transfer will not cause the Company to be deemed to be an "investment company" under the Investment Company Act of 1840.

(c) The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Percentage Interest transferred and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. The Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Percentage Interest until it has received such information.

(d) The transferee shall reimburse the Company for all costs and expenses reasonably incurred by the Company in connection with such transfer including, without limitation, legal fees and costs of the preparation, execution, filing or publishing of any amendment to the Certificate of Formation or this Agreement.

8.5           Resignation. No Member shall be entitled to resign, retire or otherwise withdraw from the Company before the dissolution and winding up of the Company pursuant to Article 13. without the consent of the other Members who hold a majority of the Percentage Interests held by the other Members.

Article 9
Books of Account; Reports and Fiscal Matters

9.1           Books; Place: Access. The Managers shall maintain books of account on behalf of the Company at the Principal Office or such other place as they may designate.  All Members shall at all reasonable times have access to and the right to inspect the same.

9.2           Financial Information. The Managers shall cause to be prepared and delivered to each of the Members summary financial information with respect to each of the first three quarters of each Fiscal Year. Such quarterly financial information shall be provided to the Members not later than 45 days following the end of each quarter of the Fiscal Year. The Managers shall also cause to be prepared and delivered to each of the Members an annual financial report that shall describe in reasonable detail the financial and business activities of the Company and include the financial statements of the Company for the previous Fiscal Year. Such annual financial report shall be provided to the Members not later than 80 days after the close of each Fiscal Year and shall not be audited unless the Board of Managers otherwise decides.

9.3           Tax Information. Within 80 days after the close of each Fiscal Year, all necessary tax information shall be transmitted to all Members.

9.4            Tax Elections and Accounting. The Board of Managers, in consultation with the Company's tax advisers, shall make or refrain from making any elections required or permitted to be made by the Company under the Code and shall choose the Company's tax accounting method from all available tax accounting methods. The Board of Managers may, at the time and in the manner provided in Treasury Regulations Section 1.754-1(b), cause the Company to elect pursuant to Code Section 754 to adjust the basis of the assets of the Company in the manner provided in Code Sections 734 and 743.

9.5           Tax Matters Partner. Until Caldera Resources Inc. resigns, is removed, or ceases to be a Member, it shall act as the tax matters partner (the "TMP"), as such term is defined in Code Section 6231(a)(7), and the TMP is authorized to and shall represent the Company in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings. The Members and the TMP shall use all reasonable efforts to comply with the responsibilities outlined in Code Sections 6222 through 6231 (including any Treasury Regulations thereunder and any successor or amendatory provisions thereto for which a tax matters partner is designated). Members holding a majority of the Percentage Interests outstanding may remove the TMP at any time or the TMP may resign as TMP at any time, and such resignation or removal shall become effective upon the appointment of a successor TMP in the manner required by applicable Treasury Regulations. The successor TMP shall be determined by the vote of Members holding a majority of the Percentage Interests outstanding.

9.6           Required Records. The Board of Managers shall maintain at the Principal Office the information and records that the Members are entitled to obtain from the Company pursuant to Section 16-305(a) of the Act. Each Member shall have the absolute right, upon written demand, to examine and copy, in person or by a legal representative, at any reasonable time, and the Company shall make available within ten days after receipt by the Board of Managers of the written demand, all documents referred to in the preceding sentence.

Article 10
Capital

10.1           Initial Capital Contributions. On the Effective Date, Members shall make the Capital Contributions indicated opposite their respective names on Schedule A. In exchange for such Capital Contributions, the Members shall receive the Percentage Interests set forth opposite their respective names on Schedule A.

10.2           No Right to Return of Contribution. No Member shall have the right to the withdrawal or to the return of his, her or its Capital Contribution, except upon the dissolution and liquidation of the Company pursuant to Article 13.

10.3           Additional Capital Contributions. Subject to the terms of the Joint Venture Agreement executed by the initial Members concurrent herewith, if the Members, by unanimous vote, at any time or from time to time determine that contributions to the capital of the Company are necessary to the conduct of the Company's activities, each of the Members shall promptly make a cash contribution to the capital of the Company equal to that Member's share (determined in proportion to the number of Percentage Interests held by each Member) of such additional funds.

10.4           Loans to the Company: No Interest on Capital. The Members may, but are not obligated to, make loans to the Company from time to time, as authorized by the Board of Managers.   Any such loans shall not be treated as Capital Contributions to the Company for any purpose under this Agreement nor entitle such Member to any increase in its share of the profits and losses and distributions of the Company, but the Company shall be obligated to such Member for the amount of any such loans pursuant to the terms thereof, as the same are determined by the Board of Managers and such Member. Interest with respect to the outstanding amount of any loans made by a Member to the Company shall accrue and be payable at such times and at such rate as is determined by the Board of Managers and such Member. All scheduled principal and interest payments with respect to any loans from a Member to the Company pursuant to this Section 10.4 shall be repaid before any distributions to any Members pursuant to Section 12.1, Section 12.2, or Section 13.2(d). No interest shall be paid on any Capital Contribution to the Company or on any balance in any Capital Account.

10.5           Creditor's Interest in the Company. No creditor who makes a loan to the Company shall have or acquire at any time as a result of making the loan any direct or indirect interest in the profits, capital or property of the Company, other than such interest as may be accorded to a secured creditor. Notwithstanding the foregoing, this provision shall not prohibit in any manner whatsoever a secured creditor from participating in the profits of operation or gross or net sales of the Company or in the gain on sale or refinancing of the Company, all as may be provided in its loan or security agreements.

10.6           Capital Accounts. A separate Capital Account ("Capital Account") shall be maintained for each Member in accordance with Code Section 704 and Treasury Regulations Section 1.704-1(b)(2)(iv). The Board of Managers shall increase or decrease the Capital Accounts in accordance with the rules of such regulations including, without limitation, upon the occurrence of any of the events specified in Treasury Regulations Section 1. 704-1(b)(2)(iv)(f). The Board of Managers' determination of Capital Accounts shall be binding upon all parties.

Article 11
Allocation of Profits and Losses

11.1           Capital Account Allocations.

(a) The Profits or Losses of the Company shall be allocated among the Capital Accounts of the Members with respect to each Fiscal Year as of the end of such Fiscal Year in the proportion that the Percentage Interest held by each Member bears to the Percentage Interests held by all Members. Unless otherwise provided in this Agreement, every item of income, gain, loss and deduction entering into the computation of Profits or Losses shall be allocated to the Members in the same proportions as the allocation of Profits or Losses for that period.

(b) Notwithstanding Section 11.1(a), the Board of Managers shall not allocate any item of loss or deduction to a Member that would cause or increase a deficit balance in such Member's Capital Account in excess of any limited dollar amount of such deficit balance that such Member is obligated to restore as of the end of any Fiscal Year, taking into account the amounts and adjustments set forth in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4)-(6) and shall make special allocations to the Profits or Losses of the Company among the Members as necessary to cause the allocations under this Section 12.1 to be respected under Code Section 704(b) and Treasury Regulations Section 1.704-1(b)(1). The Board of Managers shall, to the extent possible and in whatever manner it deems appropriate, make subsequent curative allocations of other items of income, gain, loss and deduction to offset any such special tax allocations.

(c) Allocations under this Section 11.1 are intended to meet the alternate test for economic effect under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and, with respect to any allocations of nonrecourse deductions, are intended to meet the requirements of Treasury Regulations Section 1.704-2(e). A "qualified income offset," a "minimum gain chargeback," each as defined in the Treasury Regulations, and any such other provision that is necessary to cause the allocations under this Section 12.1 to meet such test and requirements are incorporated by reference into this Agreement.

(d) The Board of Managers' determination of allocations shall be binding upon all parties.

11.2           Tax Allocations. The Board of Managers shall allocate the items of income, gain, loss and deduction of the Company for federal income tax purposes among the Members in the same manner that such items are allocated to the Members' Capital Accounts.

11.3           Tax Credits. All tax credits shall be allocated among the Members in accordance with applicable law.

11.4           Code Section 704(c) Allocations. In accordance with Code Section 704(c), income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for income tax purposes and its book value for Capital Account purposes, in the same manner as such variations are treated under Code Section 704(c). Any elections or other decisions related to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 11.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of income, gain, loss or deduction pursuant to any provision of this Agreement.

11.5           Varying Interests During Fiscal Year. In the event of any changes in Percentage Interests during a Fiscal Year, all Profits and Losses from operations of the Company during such Fiscal Year, using such methods of accounting for depreciation and other items as the Board of Managers determines to use for federal income tax purposes, shall be allocated to each Member based on its varying interest in the Company during such operating year in accordance with Code Section 706. The Board of Managers shall determine in accordance with Code Section 706 whether to prorate items of income and deduction according to the portion of the Fiscal Year for which a Member held Percentage Interests or whether to close the books on an interim basis and divide such operating year into two or more segments.

Article 12
Distributions

12.1           Operating Distributions. Subject to Section 4.13(j), the Board of Managers shall distribute Net Cash Flow to the Members in proportion to their respective Percentage Interests at least annually.

12.2           Distributions for Tax Liabilities. Subject to the limitations on distributions in Section 12.3, the Company shall make the following distributions to cover Member tax liabilities:

(a) The Company shall make distributions of money to each Member in amounts that the Board of Managers considers reasonably sufficient to enable such Member to pay the federal, state and foreign income taxes on the income and gain (net of any cumulative tax benefits produced for the Members by the Company's losses, deductions, and credits) that passes through the Company to the Members under the applicable provisions of the Code (the "Taxes on Pass-Through Income'').

(b) The amount distributed to each Member shall be determined by the Board of Managers using a good faith approximation of the Taxes on Pass-Through Income applicable to each Member.

(c) The Company shall make the distributions required above in a timely manner to allow the tax attributable to the income passed through the Company to any Member to be paid on an annual basis or on a quarterly basis as necessary for the Member to pay any estimated taxes due with respect to such income.

(d) All distributions to a Member made pursuant to this Section 12.2 shall reduce the amount of the next succeeding distribution or distributions that would otherwise have been distributed to such Member pursuant to Section 12.1 and Section 13.2.

12.3           Limitations on Distributions. Notwithstanding any provision to the contrary in this Article 12:

(a) All distributions made in connection with the liquidation and winding up of the Company shall be made in the manner provided in Section 13.2.

(b) No distribution shall be made that would result in a violation of Section 16-607 of the Act.

Article 13
Dissolution and Liquidation

13.1           Events Causing Dissolution. The Company shall be dissolved only upon the occurrence of any of the following events:

(a)	The written agreement of all Members; or

(b)	The final decree of a court that dissolution is required under applicable law.

13.2.           Liquidation and Winding Up. If the Company is dissolved pursuant to Section 13.1, the Company shall be liquidated and the Managers (or other Person or Persons designated by the Managers or by a decree of court) shall wind up the affairs of the Company. The Managers or other Persons winding up the affairs of the Company shall promptly proceed to the liquidation of the Company and, in settling the accounts of the Company, the assets and the property of the Company shall be distributed in the following order of priority:

(a) To the payment of all debts and liabilities of the Company in the order of priority as provided by law (other than outstanding loans from a Member);

(b) To the establishment of any reserves deemed necessary by the Managers or the Person winding up the affairs of the Company for any contingent liabilities or obligations of the Company;

(c) To the repayment of any outstanding loans from Members to the Company, pro rata in proportion to the amounts owed to such Members; and

(d) The balance, if any, to the Members pro rata in accordance with their positive Capital Account balances, after giving effect to all contributions, distributions, and allocations for all periods.

13.3           No Deficit Restoration Obligation. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all fiscal periods including the fiscal period during which the liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any Person for any purpose whatsoever.

Article 14
Amendment

The Certificate of Formation and this Agreement may be amended by an instrument in writing signed by all Members.  No provision of this Agreement (other than Schedule A as described below) may be modified, amended, waived or terminated except as provided in the preceding sentence. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations any party under or by reason of this Agreement. Notwithstanding the foregoing, the Board of Managers shall amend Schedule A, without having to obtain the consent of any Member, as appropriate to reflect accurately any transfers of Percentage Interests, issuances of new Percentage Interests and admissions of new Members that are effected in accordance with this Agreement. The Board of Managers shall promptly deliver a copy of any such amendment to each Member, provided that, a failure of the Board of Managers to deliver a copy of any amendment to the Members shall not invalidate such amendment.

Article 15
Representations, Warranties of the Members

Each of the Members represents and warrants as of the Effective Date to each of the other Members and the Company as follows:

(a) The Percentage Interest being acquired by such Member is being purchased for such Member's own account and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act'). Such Member understands that such Percentage Interest has not been registered under the Securities Act or any state securities laws by reason of its contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements thereof and that the reliance of the Company and others upon such exemptions is predicated in part by the representations and warranties of such Member contained in this Agreement.

(b) Such Member has the requisite power and authority (whether corporate or otherwise) and legal capacity to enter into, and to carry out its obligations under, this Agreement.

(c) The execution and delivery by such Member of this Agreement and the consummation by such Member of the transactions contemplated by this Agreement have been duly authorized before the Effective Date by all necessary action on the part of such Member.

(d) This Agreement has been duly executed and delivered by such Member and constitutes a valid and binding obligation enforceable against such Member in accordance with its terms.

(e) Such Member is not subject to, nor obligated under, any provision of (i) any agreement, arrangement or understanding, (ii) any license, franchise or permit or (iii) any law, regulation, order, judgment or decree that would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of such Member's assets would be created, by such Member's execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, except for such agreements as to which a Member has previously obtained the consent of the other party or parties thereto.

(f) No authorization, consent or approval of, waiver or exemption by, or filing or registration with, any public body, court, third party or authority is necessary on such Member's part, which has not previously been obtained by such Member for the consummation of the transactions contemplated by this Agreement.

(g) No Person has or will have, as a result of any act or omission by such Member any right, interest or valid claim against the Company or any other Member for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

Article 16
Miscellaneous Provisions

16.1           Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to in this Agreement) contains the entire understanding among the Members with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter of this Agreement.

16.2           Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

16.3           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

16.4           Successors and Assigns. This Agreement shall be binding upon the permitted transferees, successors, assigns and legal representatives of the parties to this Agreement.

16.5           Notices. All notices and other communications relating to this Agreement will be in writing and will be deemed to have been given when personally delivered, or delivered by facsimile or electronic submission (confirmed as having been sent on the sender’s machine), or five Business Days following delivery to a reliable international courier. All notices to the Company shall be addressed to its Principal Office. All notices to a Member shall be addressed to such Member's address set forth in the records of the Company or to such other address as has been designated by such Member to the Company.

16.6            Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.7            References. References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

16.8            Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of New York, USA, without giving effect to any choice of law provisions thereof.

16.9            Third Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights, remedies, obligations or liabilities of any nature whatsoever; provided, however, that the Indemnitees shall, as intended third-party beneficiaries thereof, be entitled to the enforcement of Article 7, but only insofar as the obligations sought to be enforced thereunder are those of the Company.

16.10            Additional Actions and Documents. The parties agree to execute and deliver any further instruments or perform any acts that are or may become necessary to carry on the Company created by this Agreement or to effectuate its purposes.

16.11            Specific Performance. The Members agree that it is impossible to measure in money the damages that would accrue to any Member or the Company by reason of a failure to perform any of the obligations under this Agreement, including the provisions of Article 8. Therefore, if any Member brings any action or proceeding to enforce the provisions of this Agreement, any Person (including the Company) against whom such action or proceeding is brought waives the claim or defense that such party has an adequate remedy at law, and such Person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

16.12            Waiver of Partition. Each Member irrevocably waives any and all rights that he, she, or it may have to maintain an action for partition of any of the Company's property.

16.13            Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the antecedent may require.

16.14            Arbitration. Any claim or dispute arising hereunder (including any issue as to the arbitrability thereof and any claim for indemnification hereunder) shall be determined by arbitration before a single arbitrator (subject to the last sentence of this Section 16.14) in the New York City metropolitan area, in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association.  Each party shall, no later than fifteen (15) days before the date set for hearing, provide to the other parties and to the arbitrator a copy of al documents that the party intends to submit at the hearing and a list of all persons that party intends to call at the hearing, unless the arbitrator shall permit otherwise in his sole discretion.  The arbitrator may adopt such procedures as he shall deem appropriate to achieve a fair, prompt and cost-effective result.  The award rendered in such arbitration may provide for equitable remedies, an accounting and/or reimbursement for attorneys’, accountants’, consultants’ witnesses’ or the arbitrator’s fees, as the arbitrator shall see fit.  The award shall be final, and judgment on it may be entered in or enforced by any court, state, federal or foreign, having jurisdiction with respect thereto.  Any party may apply to an appropriate court of law for a preliminary injunction, attachment or similar remedy available to it in aid of the arbitration proceeding provided for herein.  This provision shall not preclude the impleading or joining of one of the parties hereto by another party in an action brought by a third party.  In the event the total amount in controversy, including (not net of) any meritorious counterclaim, exceeds $1,000,000, the arbitration shall be held before a panel of three independent arbitrators (none single-party appointed).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

CALDERA RESOURCES, INC.	GLOBAL GOLD MINING, LLC
By: /s/ Vasilos Mavridis	By: /s/ Van Krikorian
Vasilos Mavridis	Van Krikorian Manager

EXHIBIT 1

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

•	First:	The name of the limited liability company is Mining Company, LLC.

•	Second:	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, Delaware 18707.

The name of its Registered Agent at such address is:

Corporation Service Company

In Witness Whereof, the undersigned has executed this Certificate of Formation of Marjan-Caldera Mining Company, LLC this __24th___ day of March 2010.

By:	/s/ Vasilos Mavridis
Authorized Person

SCHEDULE A

Name of Member:	Capital Contribution:	Percentage Interest:
Caldera Resources, Inc. 1100 de la Gauchetiere West Suite 900 Montreal, Quebec H3B2S2 CANADA	$55	55%
Global Gold Mining, LLC c/o Global Gold Corporation 45 East Putnam Avenue Greenwich, CT 06830 USA	$45	45%

APPENDIX IV
NET SMELTER ROYALTY

1.Global Gold Corporation (“Global Gold”) will hold a 2.5% NSR on metals production on the Northern Zone. The 1% of the NSR can be purchased by Caldera for payment of $2,000,000.

2.Global Gold will hold a 1% NSR on metals production in the Central Zone.

3.Caldera has the right of first refusal to purchase the NSR on the Northern Zone held by Global Gold.

With respect to all royalties payable, Caldera and /or the JVC  shall cause  Marjan Mining to pay and Marjan Mining shall  pay to GGM a net smelter returns (“NSR”) production royalty from all minerals and mineral containing product produced from the Property after the date hereof (“Royalty”). This Royalty shall be paid quarterly, and shall be accompanied by (i) a statement summarizing the computation of NSR and (ii) copies of any and all original settlement statements issued by each buyer for their purchase of the products.    The settlement statements shall include the total weight of product purchased; the contained payable elements within the product; the market prices of the elements; deduction of all processing and penalties; and the total amount due to be remitted to the seller on a provisional and final settlement basis.  The quarterly Royalty payments will be provisional and subject to adjustment at the end of each calendar year.  The term “NSR” as used herein shall mean the full value received from any buyer for any and all products sold from the Property, reflective of the point of sale after deductions for all of the following charges from third parties, if any: custom smelting costs, treatment charges and penalties including, but without being limited to, all actual charges, costs, deductions, and penalties for the treatment, tolling, or  smelting of the Products and all costs and charges associated therewith, such as costs and charges with respect to handling, weighing, sampling, assaying and marketing, as well as presentation charges, referee’s fees and expenses, after said Products leave the processing facility on or near the Property; and production, value-added tax, excise, sales, and any other similar taxes or fees (excluding income taxes) paid to any lawful taxing authority on Products mined from the Property. Upon reasonable notice and within no less than thirty days from such notice but no more than two times per year, GGM shall be entitled to inspect and audit production and sales records from the Property.

4.Verification and Disputing of Net Smelter Return Royalty:  The Owner may verify and contest the Operator’s calculation of Net Smelter Return Royalty during a period of sixty days (60) following receipt of the annual statement of Net Smelter Return Royalty.  The Operator shall maintain adequate records, which shall be made available to the Owner during said six (6) month period to enable the Owner to verify the correctness of the Operator’s calculation of the Net Smelter Return Royalty.  If the Owner disputes, in writing, the correctness of the Operator’s determination of Net Smelter Return Royalty, the determination of whether an entry has been property categorized or calculated shall be finally made by an independent auditor to be appointed by the Operator.  If the Owner does not dispute, in writing, the correctness of the Operator’s determination of Net Smelter Return Royalty within six (6) months following the delivery of an annual statement, such annual statement shall be deemed to be correct and the Owner shall waive all of its right to challenge said annual statement.

5.Assignment: The Owner shall have no right, title or interest in the PROPERTY other than the rights granted herein.  The Net Smelter Royalty shall be binding on any successor to the Operator and on any assignee or purchaser of the PROPERTY.  The Owner may not assign its rights under this Net Smelter Royalty to any person without the prior written approval of Caldera Resources Inc., which approval shall not be unreasonably withheld.

6.Repurchase and Right of First Refusal: Caldera Resources Inc. shall have (i) the right of first refusal to purchase the Net Smelter Return Royalty on the Central Zone; (ii) the right of first refusal to purchase the Net Smelter Return Royalty on the Northern Zone; and (iii) the right to pay $2,000,000 to Global Gold Corporation so as to purchase 1% of the Net Smelter Return Royalty on the Northern Zone, so that after such payment, GGM shall remain the owner of a 1.5% Net Smelter Return Royalty on the Northern Zone.